UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SNAP-ON INCORPORATED

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2801 80th Street

Kenosha, Wisconsin 53143

Supplement to Proxy Statement

March 18, 2021

Dear Shareholder:

The information contained herein supplements the definitive proxy statement of Snap-on Incorporated (the “Company”), which was filed with the Securities and Exchange Commission on March 12, 2021 (the “Proxy Statement”), relating to the Company’s 2021 Annual Meeting of Shareholders. As a reminder, due to the ongoing public health impact of the coronavirus (COVID-19), the Annual Meeting will be held in a virtual format only, via a live webcast, on Thursday, April 29, 2021, at 11:30 a.m. Central Time. Please refer to the Proxy Statement for information about attending, participating in and voting at the Annual Meeting.

This supplement is being made available to the Company’s shareholders on or about March 18, 2021.

The Board of Directors continues to recommend the following votes:

•	FOR each of the Board’s nominees for election as directors;

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2021;

•	FOR approval of the compensation of the Company’s named executive officers; and

•	FOR approval of the amendment to, and restatement of, the Snap-on Incorporated 2011 Incentive Stock and Awards Plan (the “Plan”).

Additional Plan Information

Subsequent to the filing of the Proxy Statement, the Company determined that the Plan should be further amended, subject to shareholder approval at the Annual Meeting, to clarify that the total number of shares of common stock subject to grants of stock appreciation rights (“SARs”) that are exercised, and not just the number of shares issued on exercise, will not again be made available for issuance pursuant to the Plan. Set forth on Appendix A to this supplement are marked versions of Section 5(b) and Section 7(a) of the Plan (language being added is underlined and language being deleted is crossed out).

There are no other changes to the Plan or the Proxy Statement. For additional information about the Plan, please refer to “Item 4: Approval of the Amendment to, and Restatement of, the Snap-on Incorporated Incentive Stock and Awards Plan” in the Proxy Statement.

Proxy Voting

As a reminder, if for any reason you desire to revoke a submitted proxy or change your vote, your proxy may be revoked at any time prior to the Annual Meeting by submitting a duly executed proxy bearing a later date, or by written notice filed with the Corporate Secretary, or acting secretary of the Annual Meeting, and by voting at the Annual Meeting. In addition, you may attend the virtual meeting as a shareholder and follow the instructions online to revoke your original proxy and change your vote. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy. If a broker, bank or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker, bank or other nominee to determine whether, and if so how, such proxy can be revoked.

Your vote is important. Thank you for voting.

Sincerely,

Richard T. Miller

Vice President, General Counsel and Secretary

Appendix A

ADDITIONAL AMENDMENTS TO THE

SNAP-ON INCORPORATED 2011 INCENTIVE STOCK AND AWARDS PLAN

Section 5. Replenishment of Shares Under this Plan.

…

(b) If an Award lapses, expires, terminates or is cancelled without the issuance of Shares or payment of cash under the Award, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan as determined under subsection (a). If Shares are issued under any Award and the Company subsequently reacquires them because the Award has expired, is canceled, forfeited or otherwise terminated, then the Shares subject to, reserved for or delivered in payment in respect of such Award may again be used for new Awards under this Plan. Shares subject to an Award shall not again be made available for issuance under the Plan if such Shares are: (i) Shares delivered to or withheld by the Company to pay the exercise price of an Option, ~~or~~ (ii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iii) subject to a SAR that is exercised (in which case the total number of Shares subject to the SAR that is exercised, whether the SAR could be or could have been settled in Shares, shall not again be made available for issuance). Any Shares that again become available for grant pursuant to this Section 5(b) shall be added back to the Share limit as one share if such Shares were subject to Options or stock-settled SARs, and as two Shares if such Shares were subject to Awards other than Options or stock-settled SARs.

Section 7. Terms and Conditions of SARs.

…

(c) No SAR may become vested prior to one year from the date of grant; provided that an SAR may provide for accelerated vesting if the Participant terminates service by reason of death or Disability. An SAR will be subject to such other terms and conditions as the Committee specifies, except that the SAR must terminate no later than 10 years after the date of grant. The Committee may determine to pay SARs in cash, in Shares (stock-settled SARs), or in a combination of cash and Shares. ~~Only Shares issued pursuant to the exercise of stock-settled SARs shall be counted against the Share limit provided in Section 5(a) of the Plan.~~

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